SmartStop®

Self Storage REIT, Inc.

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SmartStop Closes Canadian Maple Bond Offering for CAD $200 Million

LADERA RANCH, CALIF. – August 18, 2026 – SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, announced that it has closed a CAD $200 million aggregate principal amount of Series C Senior Unsecured Notes, due February 18, 2031 (the “Notes”). The Notes were issued by SmartStop’s operating partnership, SmartStop OP, L.P. The Notes bear interest at a rate of approximately 4.317% per annum, payable in cash in equal semiannual installments commencing on February 18, 2027. The Notes are rated BBB with a Stable Outlook by Morningstar DBRS.

This Maple Bond marks SmartStop’s third senior unsecured Canadian bond offering, a testament to SmartStop’s long-standing and growing presence in the Canadian market with more than 15 years of operating experience in the GTA (“Greater Toronto Area”). SmartStop used the net proceeds from the offering to repay existing indebtedness, including repayment of amounts drawn under its revolving credit facility, and for general corporate purposes.

“We are thrilled to opportunistically complete our third Maple Bond, leveraging our Canadian exposure to raise capital at an attractive rate,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “With these bonds, we have substantially completed the refinance of our 2026 debt maturities, materially termed out the balance on our senior revolver, while strategically laddering out our debt maturities.”

The Notes were offered on an agency basis by a syndicate of agents that included BMO Capital Markets and National Bank of Canada Capital Markets who served as Bookrunners, and Scotiabank and RBC Capital Markets who served as co-managers. McMillan LLP served as SmartStop’s Canadian Counsel, Nelson Mullins Riley & Scarborough LLP served as Issuer’s United States Counsel, Venable LLP served as SmartStop’s Maryland counsel, and Davies Ward Phillips & Vineberg LLP served as Dealers’ Counsel.

The Notes have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand.

SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC also sponsors other self-storage programs, and through its Managed Platform offers third-party management services in the U.S. and Canada. As of August 18, 2026, SmartStop has an owned or managed portfolio of more than 460 operating properties in 36 states, the District of Columbia, and Canada, comprising over 275,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 53 operating self-storage properties across four provinces in Canada, which total approximately 47,000 units and 4.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com

Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Julie Leber
Spotlight Marketing Communications
949-427-1391
Julie@spotlightmarcom.com